[Certain confidential portions of this exhibit have been omitted and replaced with "[***]". Such identified information has been excluded from this Exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.]

MINING POOL SERVICES AGREEMENT

This Mining Pool Services Agreement (the "Agreement") dated **November 15th, 2024** (the "Effective Date") is between [***] and **Xcentz Limited** and on behalf of its affiliates ("**Xcentz**" or "**CLIENT**"), a **HongKong** corporation located at 26th Floor, Three Exchange Square, 8 Connaught Place, Central, Hong Kong.

Whereas, F2Pool and **CLIENT** wish to enter into an agreement to provide mining pool services for clients who mine cryptocurrencies utilizing a Proof of Work consensus system;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

The definitions for some defined terms used in this Agreement are set forth below. Other terms may be defined elsewhere in this Agreement.

1.1 "Additional Terms" means certain terms in respect of the delegation of hashing power to Supported Blockchains. The Additional Terms are subject to the Blockchain Protocols and changes of such protocols imposed by the respective Supported Blockchain. Additional Terms are set forth in Schedule A.

1.2 "Agreement" means this Mining Pool Services Agreement, and includes the Additional Terms, as any of the same may be updated, supplemented, and amended from time to time.

1.3 "Affiliate" means, with respect to any entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.4 "Blockchain Protocols" means any protocols or operations of the Supported Blockchain, including the rules governing the validation and inclusion of transactions in the Supported Blockchain.

1.5 "Confidential Information" means: (i) with respect to F2Pool, the Platform, the Website, and any and all source code relating thereto and any other non-public information or material regarding our legal or business affairs, financing, customers, properties,

pricing, or data; and (ii) with respect to **CLIENT**, any non-public information or material regarding **CLIENT'S** legal or business affairs, financing, customers, properties, or data. Notwithstanding any of the foregoing, Confidential Information does not include information which: (a) is or becomes public knowledge without any action by, or involvement of, the Party to which the Confidential Information is disclosed (the "Receiving Party"); (b) is documented as being known to the Receiving Party prior to its disclosure by the other Party (the "Disclosing Party"); (c) is independently developed by the Receiving Party without reference or access to the Confidential Information of the Disclosing Party and is so documented; or (d) is obtained by the Receiving Party without restrictions on use or disclosure from a third party.

1.6 "Law" means any applicable national, provincial, international, federal, state, county, and local statute, law, ordinance, regulation, rule, code, and order.

1.7 "Net Payout" means the sum of the payouts minus any fees charged by F2Pool as further described in the Additional Terms. Net Payouts shall mean any rewards granted by the Supported Blockchain, including block rewards, and transaction fees, in each case as actually granted by the Supported Blockchain and received in connection with the performance of the Services minus any fees charged by F2Pool.

1.8 "Party" means F2Pool or **CLIENT**, as applicable; and "Parties" means, together, F2Pool and **CLIENT**.

1.9 "Person" means any individual, organization, business, partnership, entity, corporation, or government.

1.10 "Platform" means F2Pool's proprietary computational infrastructure that it uses to perform the Services.

1.11 "Prohibited Content" means content that: (i) is illegal under Law; (ii) violates any third party's intellectual property rights, including copyrights, trademarks, patents, and trade secrets; (iii) contains indecent or obscene material; (iv) contains libelous, slanderous, or defamatory material, or material constituting an invasion of privacy or misappropriation of publicity rights; (v) promotes unlawful or illegal goods, services, or activities; (vi) contains false, misleading, or deceptive statements, depictions, or sales practices; or (vii) contains viruses, Trojan horses, worms, or any other harmful, malicious, or hidden procedures, routines, mechanisms, or code.

1.12 "Proof of Work" or "PoW" means that some cryptocurrency protocols achieve consensus through a system known as "proof-of-work" that relies on computation power. All transactions are proven by miners competing with their devoted hashpower to solve complicated mathematical calculations, whose validity can be verified by any network user. Miners devote computational power to compete to form a new block, and confirm transactions. The tasks become more difficult each time as the number of users grows and devote increasing hashpower, and the load on the network increases.

1.13 "Representatives" means, in respect of a Person, its officers, directors, employees, and agents, as applicable.

1.14 "Supported Blockchain" means any PoW network or blockchain ledger on which F2Pool may support. Each Supported Blockchain has its own protocols and terms. Supported Blockchains and some applicable terms are identified in the Additional Terms. For each and every Supported Blockchains the Parties shall prepare a term sheet to be included as Schedule A

1.15 "Token" means any token (whole or fractional) that is earned by F2Pool's mining pool wherein **CLIENT** is devoting its hashpower with the protocol of the applicable Supported Blockchain.

1.16 "Website" means https://www.f2pool.com and the applications available in Apple and Google stores as F2Pool (as of June of 2024).

2. CLIENT'S HASHING COMMITMENT

2.1 Subject to the protocols of the Supported Blockchain and unless otherwise provided in the Additional Terms, by interacting directly with the protocols of the Supported Blockchain:

3. F2POOL'S COMMITMENT

3.1 Services. Subject to the terms of this Agreement, F2Pool will provide the following services (together, the "**Services**"):

(a) Pool the hashing power of miners as described herein and Schedule A;
(b) Send any Net Payouts to a wallet address designed by **CLIENT**.

4. NET PAYOUTS

4.1 Determination of Service Fees. The miner service fees in respect of each Supported Blockchain (the "**Service Fee**") shall be established by F2Pool and may be described in further detail in Schedule A.

4.2 Net Payouts Not Guaranteed. **CLIENT** acknowledges that the transfer of Net Payouts by the Supported Blockchain is not guaranteed (even if F2Pool performs the Services properly and in accordance with this Agreement), and that F2Pool is not responsible for any failure by the Supported Blockchain to transfer Net Payouts or for a loss, destruction or transfer by the Supported Blockchain of Net Payouts to the incorrect client of **CLIENT** (unless such loss, destruction or incorrect transfer was caused by the gross negligence, fraud, breach of this Agreement or willful misconduct of F2Pool).

4.3 Protocol Changes, Airdrops & Forks

(a) The Parties acknowledge and agree that Supported Blockchain protocols may change, and airdrops or forks may arise, in each case outside of the control of F2Pool and that, therefore, except as may be otherwise provided in this Agreement:

(i) F2Pool may respond to protocol changes, airdrops or forks in any way that F2Pool determines appropriate in its good faith sole discretion acting reasonably;

(ii) F2Pool will communicate to **CLIENT** material details regarding protocol changes, airdrops, or forks;

(iii) the reasonable exercise by F2Pool, acting in good faith, of any right or power that is available to it in its capacity as a node on the Supported Blockchain shall not constitute a breach or violation any obligation owed by F2Pool to **CLIENT** under this Agreement; and

(iv) F2Pool is not responsible for any losses or reductions in value in respect of the Tokens or otherwise suffered by **CLIENT** or its clients in connection with protocol changes, airdrops or forks unless caused by F2Pool's gross negligence, fraud or willful misconduct.

(b) In the event that the Additional Terms describe a protocol of a Supported Blockchain that undergoes a change imposed by the protocol, such protocol change shall be deemed to be incorporated into and supersede any conflicting terms of the Additional Terms upon written notice to **CLIENT**. F2Pool will promptly notify **CLIENT** of such changes as soon as reasonably possible and, if reasonably possible, in advance of the Supported Blockchain imposing such change.

5. CONDITIONS

5.1 The obligation of F2Pool to perform the Services is conditional on the satisfaction of the following conditions precedent as of the Effective Date and the time of performance of the Services:

(a) **CLIENT** abides by F2Pool's Terms and Services as found on F2Pool's website https://www.f2pool.com.

(b) the covenants and obligations of **CLIENT** under this Agreement are performed and satisfied;

(c) the representations and warranties of **CLIENT** set forth herein are true, accurate and complete as of all times on and after the date of this Agreement during the Term;

(d) without limiting the generality of the foregoing, under applicable Law:

(i) F2Pool is not deemed to be a "money transmitter" or a similar classification in accordance with applicable anti-money laundering, know-your-customer or similar rules, regulations or other Laws. However, F2Pool may engage in any method whatsoever in order to work or continue working with **CLIENT**; and

(ii) the performance of this Agreement, including the Services, by F2Pool does not require any licenses, permits, or registrations (in respect of securities Law or otherwise) not possessed by F2Pool.

6. TAXES

6.1 **CLIENT**, as applicable, shall be solely responsible for the payment to applicable governmental authorities of any and all taxes, penalties, duties, and interest (together, "Taxes") (i) applicable to the **CLIENT's** or its client's respective Net Payouts, and other amounts receivable or received by **CLIENT** or its clients respectively in connection with or resulting from this Agreement, and (ii) all other Taxes of **CLIENT** or its customers respectively or which may apply to **CLIENT** or its clients resulting from or related to the transactions contemplated under this Agreement or otherwise.

6.2 F2Pool shall be solely responsible for the payment to applicable governmental authorities of any and all Taxes (i) applicable to F2Pool's Service Fee and other amounts receivable or received by F2Pool in connection with this Agreement, and (ii) all other Taxes of F2Pool or which may apply to F2Pool resulting from or related to the transactions contemplated under this Agreement or otherwise.

6.3 Neither F2Pool nor any of its agents have provided or will provide advice or guidance with respect to any Law, applicable Tax or other obligations of **CLIENT**. **CLIENT** is strongly encouraged to seek advice from **CLIENT's** legal and tax advisors with respect to any Law, applicable Tax and other obligations of **CLIENT** related to the entering into and performance of this Agreement.

7. TERM, TERMINATION, AND SURVIVAL

7.1 Term. The term of this Agreement (the "Term") commences on the Effective Date and shall continue in effect for one year.

7.2 Termination. Either party may terminate this Agreement for convenience on the delivery of ninety (90) days written notice to the other party, subject to any restrictions on termination provided in this Agreement or the Additional Terms. The Parties may also terminate this Agreement as follows:

(a) for material uncured breach of this Agreement on delivery of thirty (30) days' written notice to the breaching party; or

(b) for reasons of compliance with Law on delivery of thirty (30) days' written notice to the other party

7.3 Effect of Termination. Upon the termination of this Agreement:

(a) **CLIENT** will cease delegating hashpower to F2Pool;

(b) F2Pool shall, from the moment of notice of termination and then for such period as the **CLIENT** reasonably requests (the "Exit Period"), ensure that the terminated Services continue to be performed (subject to the protocols of the Supported Blockchains) in accordance with the requirements of this Agreement, and that the Services are not affected as a result of exit-related activities.

(c) F2Pool will make payment to **CLIENT**, as applicable, of all amounts owing by F2Pool to **CLIENT**, as applicable, hereunder, consistent with F2Pool's Term and Conditions found here https://www.f2pool.com;

(d) Upon reasonable written request, each Party shall either return to the other Party (or, at such other Party's instruction, and subject to reasonable technical limitations, destroy and provide such other Party with written certification of the destruction of) all documents, computer files, and other materials containing any of such other Party's Confidential Information that are in its possession or control; and

(e) Upon request by a Disclosing Party to the Receiving Party, at any time or upon termination of this Agreement, the Receiving Party must promptly return or destroy, with appropriate written certification to the Disclosing Party, all Confidential Information of the Disclosing Party in tangible form then in or under its or its Representatives' possession or control, and expunge from its and its Representatives' systems and records all Confidential Information of the Disclosing Party in any other form, subject only to reasonable data retention policies, reasonable technical limitations and applicable Law.

7.4 Survival. The following provisions will survive any expiration or termination of this Agreement: 1, 4, 6, 7.3, 8, 10, 11, 13-15.

8. CONFIDENTIALITY

The Receiving Party will: (i) protect the confidentiality of the Disclosing Party's Confidential Information using the same degree of care that it uses with its own confidential information of similar nature, but with no less than reasonable care; (ii) not use any of the Disclosing Party's Confidential Information for any purpose other than as may be necessary or desirable in connection with the performance of this Agreement; and (iii) not disclose the Disclosing Party's Confidential Information to any party other than its employees, contractors, affiliates and advisors, as reasonably required to perform this Agreement provided they are bound by obligations of confidentiality at least as restrictive as those set forth in this Agreement. If the Receiving Party is legally compelled to disclose any of the Disclosing Party's

Confidential Information, the Receiving Party will, if legally permitted to do so, provide the Disclosing Party prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section. If such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the terms of this Section, the Receiving Party may furnish only that portion of the Confidential Information which it is legally required to disclose in the opinion of its counsel.

9. SECURITY AND CONFLICT CLEARANCE OBLIGATIONS

9.1 F2Pool will: (i) maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of its mining service and any data received or processed or transmitted by F2Pool, and such safeguards shall include encryption of **CLIENT's** data in transmission and at rest; (ii) provide a copy of its security policy to **CLIENT** upon **CLIENT's** reasonable request, and notify **CLIENT** upon any material update of its security policy and instances and categories of material non-compliance with its security policy; (iii) maintain, and will require all third party data processors that F2Pool engages to maintain, appropriate physical, technical and organizational measures to protect **CLIENT's** Confidential Information against accidental, unauthorized or unlawful destruction, loss, alteration, disclosure or access; (iv) to immediately notify **CLIENT** F2Pool becoming aware of any loss or unauthorized disclosure of the Confidential Information of the **CLIENT**; and to use best efforts to assist **CLIENT** in relation to the investigation and remedy of any claim, allegation, action, suit, proceeding or litigation with respect to alleged unauthorized access, use, processing or disclosure of **CLIENT's** Confidential Information.

9.2 F2Pool will allow **CLIENT** commercially reasonable audit rights regarding its systems and services.

9.3 F2Pool will provide **CLIENT** with copies of penetration tests, SOC audits and other tests of its systems and processes as they become available.

9.4 F2Pool warrants and represents that neither F2Pool, nor any of its officers or directors, has a significant ownership interest in the Tokens subject to the Mining Services in this Agreement, and that F2Pool has, or will have in a timely manner, adequate policies and procedures in place to identify and remediate any potential conflict of interest.

10. INTELLECTUAL PROPERTY

All right, title, and interest in and to the Platform and the Website, including all modifications, improvements, adaptations, and enhancements made thereto, are and shall remain sole and exclusive property of F2Pool. All rights, title and interest in and to the **CLIENT** platform and website, including all modifications and improvements, adaptations, and enhancements made thereto, are and shall remain the sole and exclusive property of **CLIENT**.

11. LIMITATIONS OF USE

CLIENT shall not, and will not authorize, permit, or encourage any third party to: (i) reverse engineer, decompile, disassemble, or otherwise attempt to discern the source code or interface protocols of the Platform or the Website; (ii) modify, adapt, or translate the Platform or the Website; (iii) make any copies of the Platform or the Website; (iv) resell, distribute, or sublicense the Platform or the Website; (v) remove or modify any proprietary marking or restrictive legends placed on the Platform or the Website; (vi) use the Platform or Website (A) in violation of any Law or regulation, (B) to build a competitive product or service, or (C) for any purpose other than to perform this Agreement; nor (vii) introduce, post, upload, transmit, or otherwise make available to or from the Platform or the Website any Prohibited Content.

12. REPRESENTATIONS AND WARRANTIES; DISCLAIMER

12.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date and each date on which **CLIENT** delegates hashpower to F2Pool, that:

(a) If the Party is a business entity, partnership or other organization (each, a "Business Entity"), the Party is duly organized and existing in good standing under the laws of its jurisdiction of organization, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary;

(b) The Party has all required capacity, authority, and power to enter into and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against the Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and principles of equity;

(c) The Party is authorized under and in material compliance with all applicable Laws including licensing requirements governing its operations and activities;

(d) The execution, delivery, and performance of this Agreement by the Party (i) will not conflict with or violate in any material manner any Law, and (ii) are not in violation or breach of, and will not conflict with or constitute a default under, any contract, agreement, or commitment binding upon it; and

(e) Neither the delegation of hashpower by **CLIENT** or to F2Pool, nor F2Pool's performance of this Agreement (a) represents or constitutes a loan or a contribution of capital to, or other investment in, F2Pool; (b) provides **CLIENT** with any ownership interest, equity, security, or right to or interest in the assets, rights, properties, revenues or profits of, or voting rights whatsoever in, F2Pool; or (c) creates or implies any fiduciary or other agency relationship between F2Pool (or any of its directors, officers, employees, agents, or Affiliates) and **CLIENT** or entitles **CLIENT** to any fiduciary duty or similar duty on the part any of the foregoing Persons.

12.2 Representations and Warranties of F2Pool. In addition to the representations and warranties set forth in Section 13.1, F2Pool represents and warrants to **CLIENT**, as of the Effective Date and each date on which **CLIENT** delegates hashpower to F2Pool, that: F2Pool is not a Person that is, a Person owned in part or in whole or controlled by any Person that is, or conducting any activities on behalf of any Person that is (a) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Custodian or its Affiliates with respect to U.S. sanctions Laws; (b) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce's Bureau of Industry and Security; or (c) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, or Syria.

12.3 Representations and Warranties of **CLIENT**. In addition to the representations and warranties set forth in this Agreement, **CLIENT** represents and warrants to F2Pool, as of the Effective Date and each date on which **CLIENT** or its **CLIENT's** delegates hashpower to F2Pool, that:

(a) To the best of **CLIENT** knowledge, it has all rights, title and interest in to the hashpower it delegates to F2Pool;

(b) **CLIENT** is not entering into this Agreement for the purpose of making an investment with respect to F2Pool or its securities, but instead, and only, to receive the Services from F2Pool;

(c) **CLIENT** and its officers, directors, employees, and agents (collectively, the "Representatives"), as applicable, are in compliance with the *Foreign Corrupt Practices Act of 1977* (United States), and where applicable, similar Laws of other jurisdictions. **CLIENT** and its Representatives, where applicable, are in compliance with anti-money laundering obligations, and anti-terrorist financing obligations under the Law of the United States, and where applicable, similar Laws of other jurisdictions;

(d) Neither **CLIENT** nor its respective Representatives have been convicted of, nor have agreed to enter into a pretrial diversion or similar program in connection with the prosecution of, a criminal offense involving theft, dishonesty, breach of trust, money laundering, the illegal manufacture, sale, distribution of or trafficking in controlled substances, or substantially equivalent activity in a domestic, military, or foreign court;

(e) **CLIENT** and its Representatives are not (i) Persons described or designated in the Specifically Designated Nationals and Blocked Persons List of the U.S. Department of Treasury Office of Foreign Assets Control, Section I of the U.S. Anti-Terrorism Order, the Regulations Establishing a List of Entities under s.83.05(1) of the Criminal Code of Canada, any regulations promulgated under Canada's Special Economic Measures Act, United Nations Act, Justice for Victims of Corrupt Foreign Officials Act, Freezing of Assets of Corrupt Foreign Officials Act, or the United Nations Security Council Consolidated Sanctions List or (ii) engaged in any dealings or transactions with any such Person;

(f) Without limiting the generality of the foregoing, **CLIENT** is not, and is not owned or controlled by, or acting on behalf of, any Person who is, identified on any list of prohibited parties under any Law or by any governmental authorities, such as, without limitation, the lists maintained by the United Nations Security Council, the U.S. government (including the U.S. Treasury Department's Specially Designated Nationals list and Foreign Sanctions Evaders list), the European Union (EU) or its member states. Xcentz is not, and is not owned or controlled by, or acting on behalf of, any Person who is, located, ordinarily resident, organized, established, or domiciled in Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine (including Sevastopol) or any other country or jurisdiction against which the U.S. maintains comprehensive economic sanctions or an arms embargo. To the best of Xcentz's knowledge, the Tokens are not derived from, and do not otherwise represent the proceeds of, any activities done in violation or contravention of any Law;

(g) **CLIENT** is sophisticated and experienced in using and evaluating the Supported Blockchain and applicable protocols and related technologies. **CLIENT** has conducted and will conduct their own due diligence and analysis of the Supported Blockchain and the matters provided under this Agreement in order to determine whether **CLIENT** wishes to enter into this Agreement to have F2Pool perform the Services. **CLIENT** has not relied upon any information, statement, omission, representation or warranty, express or implied, written or oral, made by or on behalf of F2Pool in connection with the entering into and performance of this Agreement by the Parties; and

(h) All of **CLIENT's** Xcentzs that will use the Services have been vetted by Xcentz pursuant to its standard know you customer and anti-money laundering policies.

12.4 Notice. Each Party shall promptly notify the other party, in writing, if, at any time after the date of this Agreement, any of the representations, warranties and covenants made by it under this Agreement fail to be true and correct as if made at and as of such time. Such notice shall describe in reasonable detail the representation, warranty or covenant affected, the circumstances giving rise to such failure and the steps the notifying Party has taken or proposes to take to rectify such failure.

12.5 Disclaimer. Except as expressly set forth herein, the Services, the Platform, the Website, their components, and any other materials provided hereunder are provided "as is" and "as available", and F2Pool does not make any warranties with respect to the same or otherwise in connection with this Agreement (except as explicitly provided in this Agreement) and hereby disclaims any and all express, implied, or statutory warranties, including any warranties of non-infringement, merchantability, fitness for a particular purpose, availability, error-free or uninterrupted operation, and any warranties arising from a course of dealing, course of performance, or usage of trade. To the extent that F2Pool may not as a matter of Law disclaim any implied warranty, the scope and duration of such warranty will be the minimum permitted under such Law. Without limiting the foregoing, F2Pool makes no representations or warranties with regard to the potential market for the Service or the amount of Net Payouts that may be generated under this Agreement.

13. LIMITATION OF LIABILITY

13.1 In no event will F2Pool or **CLIENT** be liable to the other party or any Customers or any other Person for any incidental, indirect, consequential or losses of any kind (e.g., revenues or profits) arising from or relating to this Agreement, regardless of whether the relevant party was advised, had other reason to know, or in fact knew of the possibility thereof.

13.2 In no event will F2Pool be liable to **CLIENT**, for any missed rewards, or any other damages or losses caused solely by protocol-wide malfunction of a Supported Blockchain.

14. INDEMNIFICATION

14.1 Each Party (in such capacity, the "Indemnifying Party") shall defend, indemnify, and hold harmless the other Party and its affiliates and their respective officers, directors, shareholders, managers, employees, as applicable (together, the "Indemnified Parties"), from all liabilities, damages, costs, and reasonable expenses (including reasonable attorneys' fees) incurred by such indemnified parties in connection with any third-party action, claim, proceeding, or other damage, cost or liability (each, a "Claim") arising from the Indemnifying Party's breach of its covenants and representations and warranties under this Agreement, in each case, except to the extent caused by the gross negligence, fraud, or willful misconduct of any Indemnified Party; provided that the foregoing obligations shall be subject to the indemnified Party: (i) promptly notifying the Indemnifying Party in writing of the Claim; (ii) providing the Indemnifying Party, at the expense of the Indemnifying Party, with reasonable cooperation in the defense of the Claim; and (iii) providing the Indemnifying Party with sole control over the defense and negotiations of the Claim for a settlement or other resolution, subject to reasonable ongoing notice with respect to strategy and direction of the defense and negotiations of the Claim.

15. GENERAL PROVISIONS

15.1 Interpretation

(a) Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

(b) References to Agreements. The term "Agreement" and any reference to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be amended, restated, replaced, supplemented or novated.

(c) Non-Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party.

(d) Other Terms.

(i) The words "including", "includes", and "include" mean "including (or includes or include without limitation".

(ii) Any reference in this Agreement to a person includes his, her, or its heirs, administrators, executors, legal representatives, successors, and permitted assigns, as applicable.

(iii) Any reference in this Agreement to gender includes all genders, and words importing the singular number only include the plural and vice-versa.

15.2 Assignment. Neither party shall assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided that each Party may, assign or otherwise transfer this Agreement: (i) to any of its Affiliates with at least 30 days' prior written notice to the other party; or (ii) in connection with a change of control transaction (whether by merger, consolidation, sale of equity interests, sale of all or substantially all assets, or otherwise), provided that in all cases, the assignee is, upon the assignment or transfer, bound by the terms and conditions of this Agreement. Any assignment or other transfer in violation of this Section will be null and void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

15.3 Waiver. No failure or delay by either Party in exercising any right or remedy under this Agreement shall operate or be deemed as a waiver of any such right or remedy. Without limiting the generality of the foregoing, F2Pool shall not be deemed to have waived any of the conditions described in Section 6.1, or waived or released any claim, right, power, privilege or remedy related thereto, by virtue of providing Services to Xcentz while having no specific knowledge that such condition is not satisfied with respect to Xcentz.

15.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California and the federal laws of the United States applicable therein, without regard for choice of law provisions thereof.

15.5 Exclusive Forum. If any claim, dispute, or controversy occurs between the Parties relating to the interpretation or implementation of any of the provisions of this Agreement, such dispute shall be resolved by private, confidential and binding arbitration. Such arbitration shall be conducted by a single arbitrator. The arbitrator shall be appointed by agreement of the Parties or, in the absence of an agreement, such arbitrator shall be appointed by a judge upon the application of either Party. Arbitration shall be held in the state of California in the United States, unless otherwise agreed by the Parties. The arbitration procedure to be followed shall be agreed by the Parties or, in absence of an agreement, determined by the arbitrator. The arbitration shall proceed in accordance with the Arbitration Association of America. Subject to any right of appeal, the decision arrived at by the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

15.6 No Class Action. Without limiting the foregoing, each Party may only make a claim or proceeding against the other Party in the first Party's individual capacity and shall not as a plaintiff or class member in any purported class or representative action or proceeding.

15.7 Notices. All notices required under this Agreement (other than routine operational communications) must be in writing and delivered to the personnel designated below. Such notices shall be effective upon actual delivery to the other Party, if delivered in person or by e-mail.

To F2Pool:

[***]

To CLIENT:

INSERT

15.8 Independent Contractors. The Parties are independent contractors. Neither Party shall be deemed to be an employee, agent, partner, joint venturer, or legal representative of the other for any purpose, and neither shall have any right, power, or authority to create any obligation or responsibility on behalf of the other.

15.9 Severability. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, that provision shall be amended to achieve as nearly as possible the same economic effect as the original provision, and the remainder of this Agreement shall remain in full force and effect. Any provision of this Agreement, which is unenforceable in any jurisdiction, shall be ineffective only as to that jurisdiction, and only to the extent of such unenforceability, without invalidating the remaining provisions hereof.

15.10 Force Majeure. Except for F2Pool's liability obligations as set forth in Section 14, neither Party shall be deemed to be in breach of this Agreement for any failure or delay in performance to the extent caused by reasons beyond its reasonable control, including acts of God, epidemics or pandemics, earthquakes, strikes, or shortages and unavailability of materials or resources, and operations and actions of and changes to Blockchain Protocols ("Force Majeure Events").

15.11 Non-Exclusivity. This Agreement is non-exclusive. F2Pool may perform services for other clients and **CLIENT** may engage with other mining pool providers.

15.12 Third-Party Beneficiaries. Except as set forth in Section 16, there are no other third-party beneficiaries under this Agreement.

15.13 Entire Agreement. This Agreement constitutes the final and complete agreement between the Parties regarding the subject matter hereof, and supersedes any prior or contemporaneous communications, representations, or agreements between the Parties, whether oral or written. No term included in any confirmation, acceptance, or any other similar document from **CLIENT** in connection with this Agreement will apply to this Agreement or have any force or effect.

15.14 Modifications. Any modification or amendment to this Agreement must be in writing signed by both Parties or is null and void.

15.15 Paramountcy. Without limiting the foregoing, if there would otherwise be any legally binding agreement involving **CLIENT** and F2Pool that is implied by or embodied in the protocols of the Supported Blockchain that conflicts or is inconsistent with this Agreement, this Agreement shall prevail over such other agreement to the extent of the inconsistency.

15.16 Currency. All dollar ($) amounts identified in this Agreement are denominated in United States dollars.

15.17 Counterparts. Each Party may execute and deliver this Agreement in a digital counterpart. This Agreement will be valid and binding upon the delegation of hashpower by **CLIENT** to F2Pool under this Agreement, notwithstanding any failure to execute and deliver this Agreement by either Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date written below:

Xcentz Limited

[***]

By: ______________________________

Print Name: [***] ______________

Title: [***] ____________________

Date: [***]

Address for notice: [***]

[***]

[***]

By: ______________________________
Print Name: [***]
Title: [***]
Date:

Address for notice: [***]

SCHEDULE A

Mining Pool Term Sheet for Hashpower Delegated to Bitcoin

1. Introduction

This term sheet outlines the proposed business terms for a mining pool partnership between **Xcentz** and F2Pool Inc. It serves as a foundation for discussions and potential collaboration between the parties involved.

2. Parties Involved

[***]

3. Mining Details

Designated Mining Pool:

[***]

Calculation of FPPS

All variables in formulas are calculated for the day between 00:00:00 UTC and 23:59:59 UTC.

Net Payout (**Miner payout TO BE REMOVED BUT PRESERVING COMMENT)** for 24 hours = [***]

- Block Reward equals block reward net of Transaction fees;
- PPS = [***]
- FPPS = [***]
- avg% Transaction fees equals Transaction fees of the block / Block Reward
- Stale rate - the time when the mining equipment was processing the previous block of Bitcoin network when the network already switched to a next block.
- Minus Service Fee

4. Financial Arrangements

Service Fee as long as Xcentz provides the minimum hashing power as outlined herein.

Hashrate(Ph/s)	Mining Fee
Hashrate ≦ 300	[***]
301<Hashrate ≦ 700	[***]
701<Hashrate ≦ 1000	[***]
1001 ≦ Hashrate	[***]

For the mining services, the F2Pool will adhere to the following fee schedule:

Payment Details:

Preferred Payment Method: Direct transfer to designated **TOKEN** wallet

5. Net Payouts Distribution

Claiming: Net Payouts from mining are claimable directly by the **Company over a monthly basis.**

6. Service Level Agreement (SLA)

Uptime Commitment: F2Pool guarantees an uptime of 99%.

7. Termination and Penalties

Termination Notice:
A notice period of 90 days is required for termination by either party. Termination by either party requires payment to the other party of $1,000 USD.

8. IT Commitment
Xcentz agrees to work with F2Pool in good faith to address any IT issues raised by F2Pool in order to maintain smooth operations of providing F2Pool's mining pool services. **Xcentz** agrees to work diligently and quickly to address any IT issues raised by F2Pool.

9. Exemption from Net Payouts
In the event that the mining pool is subjected to a Distributed Denial of Service ("DDoS") attack, the mining pool shall not be held responsible for payments during this period. F2Pool shall make reasonable efforts to promptly notify CLIENT in the event of a DDoS attack, along with the anticipated resolution timeframe, if available. F2Pool shall not be liable for any losses, damages, or costs incurred by miners as a result of a DDoS attack, including but not limited to missed rewards or payments. F2Pool shall use its best efforts to mitigate the effects of any DDoS attack and to restore normal operations as soon as reasonably practicable.